UBS Asset Management (Americas) Inc. 1285 Avenue of the Americas 12th Floor New York, NY 10019 www.ubs.com

June 1, 2017

Mr. James Langham

Managing Director

UBS Financial Services Inc.

1200 Harbor Boulevard

Weehawken, NJ 07086

Re:	Amendment to Selected Dealer Agreement for Investor Funds

Dear Jim:

We wish to amend the Selected Dealer Agreement dated as of September 18, 2008, as amended, between UBS Financial Services Inc. and UBS Asset Management (US) Inc. (“UBS AM (US)”) pertaining to UBS Money Series- UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund (formerly, UBS Select Tax-Free Investor Fund), UBS Select Government Investor Fund and UBS Prime Investor Fund.

We propose to amend and restate Schedule B of the Agreement as attached hereto, effective as of July 1, 2017, to remove reference to the retrocession. We request that you please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to us and retaining one copy for your records.

Regards,

UBS ASSET MANAGEMENT (US) INC.

By:	/s/ Joseph Abed	By:	/s/ Keith A. Weller
Name: Joseph Abed		Name: Keith A. Weller
Title: Managing Director		Title: Executive Director and Senior Associate General Counsel

Accepted and Agreed to:

UBS FINANCIAL SERVICES INC.

By:	/s/ Traci Simpson	By:	/s/ James Langham
Name: Traci Simpson		Name: James Langham
Title: Executive Director		Title: Managing Director

(Amended and Restated Schedule B to Selected Dealer Agreement dated as of September 18, 2008, as amended, pertaining to UBS Money Series – UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Select Government Investor Fund and UBS Prime Investor Fund). This revised Schedule B is to be effective as of July1, 2017.)

SCHEDULE B

Distribution Fees: 0.25% per annum based on the average daily net assets of each Fund covered by this agreement. (You shall also be entitled to an additional fee pursuant to a separate Shareholder Services Agreement.)